Exhibit 5.1

noco-noco Inc. 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D	+852 3656 6054 / +852 3656 6061
	E	nathan.powell@ogier.com / florence.chan@ogier.com
	Reference:	Reference: FYC/ACG/504747.00002
13 December 2023

Dear Sirs

noco-noco Inc. (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in relation to the Company’s registration statement filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), on Form F-1, including all amendments or supplements to such registration statement filed with the Commission (the Registration Statement). The Registration Statement relates to the offer and resale from time to time of up to 100,250,116 ordinary shares of par value US$0.0001 each of the Company (the Resale Shares) by 3DOM Alliance Inc. (3DOM) and Future Science Research Inc. (FSR) or their respective pledgees, donees, transferees, assignees or other successors-in-interest that receive any of the securities being registered hereunder as a gift, distribution, or other non-sale related transfer (collectively, the “Selling Securityholders”).

This opinion letter is given in accordance with the terms of the legal matters section of the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Registration Statement. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Ogier

Providing advice on British Virgin Islands, Cayman

Islands and Guernsey laws

Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape Justin Davis	Florence Chan* Lin Han† Cecilia Li** Rachel Huang** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Statutory Books and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)

all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)

the Board Resolutions remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering (as defined in the Board Resolutions) and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(g)

neither the directors of the Company or the shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets; and

(h)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 2 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)

The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar of Companies).

Authorised Share Capital

(b)	The authorised share capital of the Company is US$50,000 divided 500,000,000 ordinary shares of par value US$0.0001 each.

Valid Issuance of Resale Shares

(c)

The Resale Shares issued by the Company to Selling Securityholders and being proposed for resale by Selling Securityholders as contemplated by the Registration Statement have been duly authorised for issue and were validly issued, fully paid and non-assessable.

(d)

Selling Securityholders, upon due record of their respective names as the registered holders of the relevant Resale Shares as issued by the Company reflecting the issuance of the Resale Shares in the listed share register or register of members of the Company, are deemed to have the legal title to such Resale Shares under the Cayman Islands laws.

Registration Statement – Taxation

(e)

The statements contained in the Registration Statement in the section headed “Cayman Islands Taxation Considerations”, in so far as they purport to summarise the laws or regulations of the Cayman Islands, are accurate in all material respects and that such statements constitute our opinion.

4	Matters not covered

We offer no opinion:

(a)

as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)

except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)

as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1

This opinion may be used only in connection with the resale of the Resale Shares by Selling Securityholders while the Registration Statement is effective. With the exception of your professional advisers (acting only in that capacity) and purchasers of the Resale Shares pursuant to the Registration Statement, it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

6.2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the headings “Legal Matters” and “Enforceability of Civil Liability”.

Yours faithfully

/s/ Ogier

Ogier

SCHEDULE 1

List of Documents Examined

1	The certificate of incorporation of the Company dated 28 December 2022 issued by the Registrar of Companies.

2	The certificate of incorporation on change of name of the Company dated 18 August 2023 issued by the Registrar of Companies.

3	The amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 18 August 2023 (the Memorandum and Articles of Association).

4	A certificate of good standing dated 7 December 2023 issued by the Registrar of Companies in respect of the Company (the Good Standing Certificate).

5	The written resolutions of all of the directors of the Company dated 18 August 2023 and 29 September 2023, respectively (the Board Resolutions).

6

The listed register of members of the Company provided to us on 7 December 2023 showing the issued share capital of the Company as at 4 December 2023 is 135,430,451 ordinary shares (the Listed Register of Members).

7	The register of directors and officers of the Company as at 28 August 2023 (the Register of Directors, and together with the Register of Members, the Statutory Books).

8	A certificate from a director of the Company dated 13 December 2023 as to certain matters of fact (the Director’s Certificate).

9	The Registration Statement.

10	The business combination agreement dated 29 December 2022 entered into by and among 3DOM, FSR, Prime Number Acquisition I Corp., the Company and others (the Agreement).

11	The lock-up agreement dated 1 August 2023 entered into by and among 3DOM, Prime Number Acquisition I Corp. and the Company.

12	The lock-up agreement dated 1 August 2023 entered into by and among FSR, Prime Number Acquisition I Corp. and the Company.

13	The lock-up waiver dated 26 September 2023 entered into by and among 3DOM, Prime Number Acquisition I Corp. and the Company.

14	The lock-up waiver dated 26 September 2023 entered into by and among FSR, Prime Number Acquisition I Corp. and the Company.

15	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 12 December 2023.

16	A search on the Cayman Online Registry Information Service conducted against the Company at the Registrar of Companies on 8 December 2023 (the CORIS Search).

SCHEDULE 3

Qualifications

Good Standing

1

Under the Companies Act, annual returns in respect of the Company must be filed with the Registrar of Companies, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2

In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Register of Writs

3	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.